EXHIBIT 3.3

[Reference Translation]

Rules and Regulations on Share Handling

Coca-Cola West Co., Ltd.

Revised as of April 1, 2012

Rules and Regulations on Share Handling

Chapter I. General Provisions

(Purposes)

Article 1.    These regulations stipulate the handling with respect to the shares of the Company based on the Article of Incorporation.

1.	The handling with respect to the shares of the Company shall be governed by the rules and the methods of processing with respect to the transfer business prescribed by the Japan Securities Depository Center, Inc. (hereafter referred to as the “JASDEC”) and the rules prescribed by account management institutions where a shareholder opens his or her account (hereafter referred to as “Rules etc. of Institution(s) etc.”) as well as these Regulations.

(Shareholder Register Administrator)

Article 2.    The shareholder register administrator of the Company and its business office are as follows:

Shareholder Register Administrator:

Sumitomo Mitsui Trust Bank, Limited

1-4-1, Marunouchi, Chiyoda-ku, Tokyo

Business Office of the Shareholder Register Administrator:

Sumitomo Mitsui Trust Bank, Limited

Stock Transfer Agency Department

5-33, Kitahama 4-chome, Chuo-ku, Osaka

Chapter II. Methods to Exercise Rights of Shareholders, etc.

(Methods to Exercise Rights of Minority Shareholders, etc.)

Article 3.    When minority shareholders’ rights as stipulated in the laws and regulations are exercised directly to the Company except for the cases stipulated in Article 4 and 5, the exercising shareholder shall submit the request in writing in the form set forth by the Company. In this case, the Company may request the shareholder to submit a receipt of an individual shareholder notice issued by an Account Management Institution and documents to confirm the person’s identification.

(Requests by Proxy)

Article 4.    Should any request, notification or application as set forth in these regulations be made by a proxy, a document evidencing the authority of such proxy shall be submitted.

1.	In the event that it requires the consent of his/her curator or assistant upon making any request, notification or application as set forth in these regulations, a document evidencing the consent shall be submitted.

(Certification Document and Guarantor)

Article 5.    If the Company deems it necessary in connection with any request, notification and application as set forth in these regulations, the Company may require submission of such certification document or such guarantor as the Company may deem appropriate.

Chapter III. Matters to be Notified

(Standing Proxy or Provisional Address)

Article 6.    In case a shareholder appoints a standing proxy or designates the provisional address for receiving notices given to the shareholder, the shareholder shall notify the Company thereof through the Account Management Institution.

1.	In case the address of the shareholder is in a foreign country, the notification pursuant to the preceding Paragraph shall be made.

2.	In case of any change of the standing proxy or the provisional address for receiving notices given to the shareholder set forth in Paragraph 1, notification of such change shall be made immediately.

Chapter IV. Handling of Request for Purchase of Shares Not Constituting One Share Unit

(Method of Request)

Article 7.    In case a shareholder holding shares not constituting one share unit makes a request for the Company to purchase such shares not constituting one share unit, such request shall be made through the Account Management Institution in accordance with the methods stipulated in the Rules, Etc. of the JASDED, Etc.

1.	The request set forth in the preceding Paragraph shall come into effect when the request (including the electromagnetic record which contains the matters to be requested) therefor is submitted to the Business Office of the Shareholder Register Administrator stipulated in Article 2.

(Determination of Purchase Price)

Article 8.    The purchase price per share of shares not constituting one share unit shall be the amount equivalent to the closing price per share of the shares on the market established by the Tokyo Stock Exchange, Inc. on the day when the request comes into effect pursuant to the preceding Article (hereinafter referred to as the “Purchase Request Day”). In case the shares are not traded on the Purchase Request Day, the purchase price per share of shares not constituting one share unit shall be the amount equivalent to the first trading price per share of the shares traded on the following day.

1.	The purchase price shall be the amount obtained by multiplying the purchase price per share determined pursuant to the preceding Article by the number of the shares requested for purchase.

(Payment of Purchase Price)

Article 9.    The purchase price per share of shares not constituting one share unit through a request shall be the amount of the purchase price determined pursuant to the preceding Article after deduction of the handling charges set forth in Article 16.

1.	The Company shall pay the purchase price to the party who requested for the purchase of such shares without delay from the day following the date on which the purchase price was determined pursuant to the preceding Article.

2.	The person who has requested purchase may designate a method to transfer the purchase price or set up a proxy recipient.

(Transfer of Shares Sold)

Article 10.    The shares constituting less than one share unit requested for purchase shall be transferred to the transfer account of the Company on the day on which the payment or the payment procedures provided for in the preceding Article have been completed.

Chapter V. Handling of Request for Additional Purchase of Shares Not Constituting One Share Unit

(Method of Request for Additional Purchase)

Article 11.    When requesting the additional purchase of shares not constituting one share unit, the purchase shall be made through Account Management Institution in accordance with the methods stipulated in the Rules, Etc. of the JASDED, Etc. and Additional Purchase Price set forth in Article 13 shall be remitted by adding the fees set forth in Article 16 (hereinafter referred to as the “Additional Purchase Payment”).

1.	A Request for Additional Purchase of the preceding Paragraph shall come into effect when such request (including the electromagnetic record which contains the matters to be requested) is submitted to the Business Office of the Shareholder Register Administrator prescribed in Article 2. However, this shall not apply to the cases provided for in Article 15.

(Suspension of Receipt of Additional Purchase Request)

Article 12.    In each year, the Company shall suspend acceptance of the request for additional purchase of shares not constituting one share unit pursuant to the preceding Article during the period of ten business days before all of the following dates:

(1)	December 31;

(2)	June 30

1.	Notwithstanding the preceding Paragraph, the Company may, whenever it deems necessary, establish any other period during which the Company shall suspend acceptance of the request for additional purchase.

(Determination of Additional Purchase Price)

Article 13.    The additional purchase price per share of shares not constituting one share unit shall be the amount equivalent to the closing price per share of the shares on the market established by the Tokyo Stock Exchange, Inc. on the day when the request comes into effect pursuant to Article 11 (hereinafter referred to as the “Additional Purchase Request Day”). In case the shares are not traded on the Additional Purchase Request Day, the additional purchase price per share of shares not constituting one share unit shall be the amount equivalent to the first trading price per share of the shares traded on the following day.

1.	The additional purchase price shall be the amount obtained by multiplying the additional purchase price per share determined pursuant to the preceding Article by the number of the additional shares requested for purchase.

(Transfer of Additional Shares Sold)

Article 14.    The Company shall request the transfer of treasury shares requested for additional purchase to the account of the party who requested for the purchase of such shares on the day when the Company confirms the payment of the Additional Purchase Price pursuant to Article 11.

(Limitation on Request for Additional Purchase)

Article 15.    The Company shall not respond to a request for additional purchase when the Company does not hold shares to be transferred on Additional Purchase Request Day.

Chapter VI. Fees

(Fees)

Article 16.    Fees with respect to a purchase of shares not constituting one share unit pursuant to Article 7 and a transfer of shares not constituting one share unit pursuant to Article 11 shall be as follows:

An amount per unit obtained with the purchase price per share pursuant to Article 8 or with the additional purchase price per share pursuant to Article 13, prorated according to the number of shares so purchased or additionally purchased, for each case of purchase.

The fee shall be measured through the way where at first, the purchase price per share determined under Article 8 or the additional purchase price per share determined under Article 13 shall be multiplied by one share unit and then calculated by using the following ratios to the total amount.

• The first 1,000,000 yen	1.150%

• More than 1,000,000 yen to 5,000,000 yen (inclusive)	0.900%

• More than 5,000,000 yen to 10,000,000 yen (inclusive)	0.700%

• More than 10,000,000 yen to 30,000,000 yen (inclusive)	0.575%

• More than 30,000,000 yen to 50,000,000 yen (inclusive)	0.375%

(If there is any fraction of one yen, it shall be disregarded.)

Provided, however, that if the amount so obtained per share unit falls under 2,500 yen, it shall be 2,500 yen.

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